Exhibit 99.1

PJT Partners Inc. Reports Third Quarter 2018 Results

Overview

>	Total Revenues of $140.1 million for third quarter 2018, up 79% from a year ago
–	Advisory Revenues of $117.2 million, up 94% from a year ago
>	Total Revenues of $404.9 million for nine months ended September 30, 2018, up 31% year-over-year
–	Advisory Revenues of $318.9 million, up 37% from a year ago
>	Strong balance sheet at quarter-end with $192.2 million of cash, cash equivalents and short-term investments; no funded debt
>

Repurchased approximately 450,000 share equivalents and 2.0 million share equivalents during the quarter and nine months, respectively, through net share settlements, Partnership Unit exchanges and share repurchases

–	Additionally, intend to repurchase approximately 490,000 Partnership Units for cash in November 2018
>	Acquired CamberView Partners Holdings, LLC (“CamberView”) on October 1, 2018 for approximately 1.73 million shares of Class A common stock and Partnership Units and $65 million in cash

New York, October 30, 2018: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $140.1 million for third quarter 2018 compared with $78.5 million for the prior year quarter. GAAP Pretax Income and Adjusted Pretax Income were $12.1 million and $23.1 million, respectively, for the current quarter compared with GAAP Pretax Loss of $15.6 million and Adjusted Pretax Income of $4.1 million, respectively, for the prior year quarter.

Total Revenues for the nine months ended September 30, 2018 were $404.9 million compared with $308.7 million for 2017. GAAP Pretax Income and Adjusted Pretax Income were $24.8 million and $66.3 million, respectively, for the nine months compared with GAAP Pretax Loss and Adjusted Pretax Income of $15.6 million and $43.0 million, respectively, for 2017.

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

Paul J. Taubman, Chairman and Chief Executive Officer, said, “We are pleased to report strong results for both the third quarter and nine months, as we continue to see tangible evidence of three highly complementary businesses working together in a collaborative partnership culture to uniquely serve clients. The recent addition of CamberView solidifies our differentiated expertise in all aspects of shareholder engagement and activism response while adding scale and expanding our footprint.

We continue to be confident in our future growth prospects.”

Revenues

The following table sets forth revenues for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(Dollars in Millions)
Revenues
Advisory	$117.2	$60.5	94%	$318.9	$233.1	37%
Placement	18.2	15.9	15%	72.5	68.9	5%
Interest Income & Other	4.8	2.1	128%	13.5	6.7	102%
Total Revenues	$140.1	$78.5	79%	$404.9	$308.7	31%

Three Months Ended

Total Revenues were $140.1 million for third quarter 2018 compared with $78.5 million for the prior year quarter, an increase of 79%.

Advisory Revenues were $117.2 million for the current quarter compared with $60.5 million for the prior year quarter, an increase of 94%. The increase in Advisory Revenues resulted from growth in our strategic advisory, restructuring and special situations and secondary advisory businesses.

Placement Revenues were $18.2 million for the current quarter compared with $15.9 million for the prior year quarter, an increase of 15%. The increase was primarily driven by increases in capital raising activity and in our real estate vertical during the quarter.

Interest Income & Other was $4.8 million for the current quarter compared with $2.1 million for the prior year quarter and includes $2.3 million of reimbursable expenses that are now presented on a gross basis due to adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (the “new revenue guidance”).

Nine Months Ended

Total Revenues were $404.9 million for the nine months ended September 30, 2018 compared with $308.7 million for the same period a year ago, an increase of 31%.

Advisory Revenues were $318.9 million for the nine months compared with $233.1 million for the same period a year ago, an increase of 37%. The increase in Advisory Revenues primarily resulted from growth in our strategic advisory and secondary advisory businesses.

Placement Revenues were $72.5 million for the nine months compared with $68.9 million for the same period a year ago, an increase of 5%. The increase was primarily driven by increased revenues from our real estate vertical, which more than offset declines in private equity and hedge fund activity.

Interest Income & Other was $13.5 million for the nine months compared with $6.7 million for the same period a year ago and includes $6.7 million of reimbursable expenses that are now presented on a gross basis due to adoption of the new revenue guidance.

Expenses

The following tables set forth information relating to the Company’s expenses for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$99.9	$89.7	$68.0	$50.2
% of Revenues	71.3%	64.0%	86.7%	64.0%
Non-Compensation	$28.2	$27.3	$26.0	$24.1
% of Revenues	20.1%	19.5%	33.2%	30.8%
Total Expenses	$128.1	$117.0	$94.1	$74.3
% of Revenues	91.4%	83.5%	119.9%	94.8%
Pretax Income (Loss)	$12.1	$23.1	$(15.6)	$4.1
% of Revenues	8.6%	16.5%	N/M	5.2%

	Nine Months Ended September 30,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$297.8	$259.1	$251.3	$197.6
% of Revenues	73.6%	64.0%	81.4%	64.0%
Non-Compensation	$82.2	$79.4	$73.1	$68.2
% of Revenues	20.3%	19.6%	23.7%	22.1%
Total Expenses	$380.0	$338.5	$324.3	$265.8
% of Revenues	93.9%	83.6%	105.1%	86.1%
Pretax Income (Loss)	$24.8	$66.3	$(15.6)	$43.0
% of Revenues	6.1%	16.4%	N/M	13.9%

Compensation and Benefits Expense

Three Months Ended

GAAP Compensation and Benefits Expense was $99.9 million for third quarter 2018 compared with $68.0 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $89.7 million for the current quarter compared with $50.2 million for the prior year quarter. The increase in Compensation and Benefits Expense was primarily due to higher revenues and increased headcount.

Nine Months Ended

GAAP Compensation and Benefits Expense was $297.8 million for the nine months ended September 30, 2018 compared with $251.3 million for the same period a year ago. Adjusted Compensation and Benefits Expense was $259.1 million for the nine months compared with $197.6 million for the same period a year ago. The increase in Compensation and Benefits Expense was primarily due to higher revenues and increased headcount.

Non-Compensation Expense

Three Months Ended

GAAP Non-Compensation Expense was $28.2 million for third quarter 2018 compared with $26.0 million for the prior year quarter. Adjusted Non-Compensation Expense was $27.3 million for the current quarter compared with $24.1 million for the prior year quarter.

GAAP Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Travel and Related. The increase in Travel and Related was primarily related to reimbursable expenses being presented on a gross basis during the current quarter due to adoption of the new revenue guidance. Professional Fees decreased due to a decline in legal fees, notwithstanding $1.3 million of acquisition-related legal costs incurred during the current quarter.

Adjusted Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Travel and Related for the same reasons noted above and an increase in Other Expenses primarily resulting from increased headcount and business activity.

For the current quarter, GAAP and Adjusted Non-Compensation Expense include $2.6 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

Nine Months Ended

GAAP Non-Compensation Expense was $82.2 million for the nine months ended September 30, 2018 compared with $73.1 million for the same period a year ago. Adjusted Non-Compensation Expense was $79.4 million for the nine months compared with $68.2 million for the same period a year ago.

GAAP Non-Compensation Expense increased during the nine months compared with the same period a year ago, primarily due to increases in Travel and Related and Communications and Information Services. The increase in Travel and Related was primarily related to adoption of the new revenue guidance. Travel and Related also increased due to increased business activity. The increase in Communications and Information Services was primarily driven by investments in our technology and data management infrastructure during the first half of the year.

Adjusted Non-Compensation Expense increased during the nine months compared with the same period a year ago, primarily due to increases in Travel and Related and Communications and Information Services for the same reasons noted above. Additionally, Other Expenses increased primarily as a result of increased headcount and business activity.

For the nine months ended September 30, 2018, GAAP and Adjusted Non-Compensation Expense include $7.2 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

Provision for Taxes

As of September 30, 2018, PJT Partners Inc. owned 57.3% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 11. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated

and Combined Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the nine months ended September 30, 2018 was 22.2% compared with 33.7% for the same period a year ago. This tax rate excludes the tax benefits of the adjustments for transaction-related equity-based compensation expense, amortization expense and spin-off-related payable due to The Blackstone Group L.P. (“Blackstone”). The decrease in tax rate from the nine months ended September 30, 2017 is primarily due to the decrease in U.S. corporate income tax rate related to the passage of the Tax Cuts and Jobs Act1 as well as an increased tax benefit related to the deliveries of vested shares during 2018 at values in excess of their amortized cost.

CamberView Acquisition

On October 1, 2018, the Company completed its previously-announced acquisition of CamberView, a leading advisory firm providing independent advice to assist public company boards of directors and management teams in building strong and successful relationships with investors.

In connection with the acquisition, the Company issued approximately 1.73 million shares of its Class A common stock and Partnership Units. Additionally, the Company financed $65 million of cash consideration with $35 million of cash on hand and $30 million pursuant to a new term loan. The Company has also granted restricted stock and/or units and other deferred compensation, subject to service or service and market conditions, to a broad-based group of CamberView employees.

Capital Management and Balance Sheet

As of September 30, 2018, the Company held cash, cash equivalents and short-term investments of $192.2 million and there was no funded debt.

Partnership Units may be presented to the Company for exchange on a quarterly basis and repurchased for cash or, at the Company’s election, for shares of the Company’s Class A common stock on a one-for-one basis. During third quarter 2018, the Company repurchased 256,083 Partnership Units for cash. An additional 492,986 Partnership Units have been presented to be exchanged, which the Company intends to repurchase for cash on November 6, 2018 at a price to be determined by the per share volume-weighted average price of the Company’s Class A common stock on November 1, 2018.

On October 26, 2017, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million. Under this repurchase program, shares of the Company’s Class A common stock may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of shares repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. The repurchase program may be suspended or discontinued at any time and does not have a specified expiration date. During third quarter 2018, the Company repurchased 186,507 shares of Class A common stock pursuant to this share repurchase program.

Additionally, during third quarter 2018, the Company net share settled 10,476 shares to satisfy employee tax obligations.

In aggregate during third quarter 2018, the Company repurchased an equivalent of 453,066 shares at an average price of $56.26 per share. For the nine months ended September 30, 2018, the total share equivalent repurchases were approximately 2.0 million shares at an average price of $50.96 per share.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on December 19, 2018 to Class A common stockholders of record on December 5, 2018.

Quarterly Investor Call Details

PJT Partners will host a conference call on October 30, 2018 at 8:30 a.m. ET to discuss its third quarter 2018 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (888) 481-7939 (U.S. domestic) or +1 (617) 847-8707 (international), passcode 957 194 42#. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 286-8010 (U.S. domestic) or +1 (617) 801-6888 (international), passcode 732 068 35#.

About PJT Partners

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, shareholder engagement, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through Park Hill, private fund advisory and placement services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit the Company’s website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, acquisitions, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis; Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related equity-based compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based retention awards granted in connection with the spin-off; (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”) and the acquisition of PJT Capital LP; and (c) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Advisory	$117,161	$60,457	$318,918	$233,145
Placement	18,229	15,907	72,481	68,912
Interest Income and Other	4,753	2,086	13,456	6,672
Total Revenues	140,143	78,450	404,855	308,729
Expenses
Compensation and Benefits	99,875	68,018	297,780	251,258
Occupancy and Related	6,641	6,746	20,017	19,611
Travel and Related	5,449	3,369	16,906	9,325
Professional Fees	6,072	6,374	15,290	15,366
Communications and Information Services	2,781	2,556	9,521	7,823
Depreciation and Amortization	2,263	2,038	6,362	6,152
Other Expenses	4,980	4,963	14,140	14,803
Total Expenses	128,061	94,064	380,016	324,338
Income (Loss) Before Benefit for Taxes	12,082	(15,614)	24,839	(15,609)
Benefit for Taxes	(197)	(13,258)	(5,189)	(15,647)
Net Income (Loss)	12,279	(2,356)	30,028	38
Net Income (Loss) Attributable to Non-Controlling Interests	4,729	(5,699)	10,297	(4,853)
Net Income Attributable to PJT Partners Inc.	$7,550	$3,343	$19,731	$4,891
Net Income Per Share of Class A Common Stock
Basic	$0.34	$0.17	$0.91	$0.25
Diluted	$0.33	$0.16	$0.85	$0.22
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	22,275,847	18,918,181	21,425,766	18,841,975
Diluted	24,112,349	22,918,655	24,047,660	22,417,842

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP Net Income (Loss)	$12,279	$(2,356)	$30,028	$38
Less: GAAP Benefit for Taxes	(197)	(13,258)	(5,189)	(15,647)
GAAP Pretax Income (Loss)	12,082	(15,614)	24,839	(15,609)

Adjustments to GAAP Pretax Income (Loss)
Transaction-Related Compensation Expense(2)	10,185	17,810	38,673	53,662
Amortization of Intangible Assets(3)	583	584	1,751	1,834
Spin-Off-Related Payable Due to Blackstone(4)	274	1,330	1,075	3,074
Adjusted Pretax Income	23,124	4,110	66,338	42,961
Adjusted Taxes(5)	3,642	(321)	8,751	7,030
Adjusted Net Income	19,482	4,431	57,587	35,931

If-Converted Adjustments
Less: Adjusted Taxes(5)	(3,642)	321	(8,751)	(7,030)
Add: If-Converted Taxes(6)	5,160	391	14,713	14,481
Adjusted Net Income, If-Converted	$17,964	$3,719	$51,625	$28,480

GAAP Net Income Per Share of Class A Common Stock
Basic	$0.34	$0.17	$0.91	$0.25
Diluted	$0.33	$0.16	$0.85	$0.22
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	22,275,847	18,918,181	21,425,766	18,841,975
Diluted	24,112,349	22,918,655	24,047,660	22,417,842

Adjusted Net Income, If-Converted Per Share	$0.44	$0.10	$1.30	$0.75
Weighted-Average Shares Outstanding, If-Converted	40,623,599	38,059,330	39,666,627	37,986,334

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP Compensation and Benefits Expense	$99,875	$68,018	$297,780	$251,258
Transaction-Related Compensation Expense(2)	(10,185)	(17,810)	(38,673)	(53,662)
Adjusted Compensation and Benefits Expense	$89,690	$50,208	$259,107	$197,596

Non-Compensation Expenses
Occupancy and Related	$6,641	$6,746	$20,017	$19,611
Travel and Related	5,449	3,369	16,906	9,325
Professional Fees	6,072	6,374	15,290	15,366
Communications and Information Services	2,781	2,556	9,521	7,823
Depreciation and Amortization	2,263	2,038	6,362	6,152
Other Expenses	4,980	4,963	14,140	14,803
GAAP Non-Compensation Expense	28,186	26,046	82,236	73,080
Amortization of Intangible Assets(3)	(583)	(584)	(1,751)	(1,834)
Spin-Off-Related Payable Due to Blackstone(4)	(274)	(1,330)	(1,075)	(3,074)
Adjusted Non-Compensation Expense	$27,329	$24,132	$79,410	$68,172

The following table provides a summary of adjustments made to Interest Income & Other and Non-Compensation Expense as it pertains to the presentation of reimbursable expenses upon adoption of the new revenue guidance:

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	As Reported	Adjustments	Without Adoption of Revenue Standard	As Reported	Adjustments	Without Adoption of Revenue Standard
Interest Income & Other	$4,753	$(2,292)	$2,461	$13,456	$(6,658)	$6,798
Non-Compensation Expenses
Occupancy and Related	$6,641	$(48)	$6,593	$20,017	$(129)	$19,888
Travel and Related	5,449	(1,945)	3,504	16,906	(5,661)	11,245
Professional Fees	6,072	(498)	5,574	15,290	(966)	14,324
Communications and Information Services	2,781	(95)	2,686	9,521	(297)	9,224
Depreciation and Amortization	2,263	—	2,263	6,362	—	6,362
Other Expenses	4,980	(45)	4,935	14,140	(143)	13,997
GAAP Non-Compensation Expense	28,186	(2,631)	25,555	82,236	(7,196)	75,040
Amortization of Intangible Assets(3)	(583)	—	(583)	(1,751)	—	(1,751)
Spin-Off-Related Payable Due to Blackstone(4)	(274)	—	(274)	(1,075)	—	(1,075)
Adjusted Non-Compensation Expense	$27,329	$(2,631)	$24,698	$79,410	$(7,196)	$72,214

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three and nine months ended September 30, 2018 and 2017 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	21,039,687	18,559,130	20,174,832	18,448,274
Vested, Undelivered RSUs	1,236,160	359,051	1,250,934	393,701
Basic Shares Outstanding, GAAP	22,275,847	18,918,181	21,425,766	18,841,975
Dilutive Impact of Unvested Common RSUs(7)	1,836,502	4,000,474	2,621,894	3,575,867
Diluted Shares Outstanding, GAAP	24,112,349	22,918,655	24,047,660	22,417,842

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	21,039,687	18,559,130	20,174,832	18,448,274
Vested, Undelivered RSUs	1,236,160	359,051	1,250,934	393,701
Conversion of Unvested Common RSUs(7)	1,836,502	4,000,474	2,621,894	3,575,867
Conversion of Participating RSUs	125,388	405,472	143,856	479,957
Conversion of Partnership Units	16,385,862	14,735,203	15,475,111	15,088,535
If-Converted Shares Outstanding	40,623,599	38,059,330	39,666,627	37,986,334

	As of September 30,
	2018	2017
Fully-Diluted Shares Outstanding(8)(9)	42,300,645	39,811,806

During the nine months ended September 30, 2018, 2.5 million Partnership Units were added to the Company’s fully-diluted share count due to the satisfaction of certain market conditions. As of September 30, 2018, there were 3.7 million Partnership Units subject to market conditions that are not included in fully-diluted shares outstanding.

Footnotes

(1)

The Tax Cuts and Jobs Act (“Tax Legislation”) was signed into law on December 22, 2017 and lowers the U.S. corporate income tax rate to 21% as of January 1, 2018. The Company recorded the estimated impact during the three months ended December 31, 2017. The impact of Tax Legislation may differ from the estimated amounts recorded, possibly materially, due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the Company has made, guidance that may be issued and actions the Company may take as a result of Tax Legislation.

(2)

This adjustment adds back to GAAP Pretax Income transaction-related equity-based compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based retention awards granted in connection with the spin-off.

(3)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO and amounts for the amortization of intangible assets identified in connection with the acquisition of PJT Capital LP on October 1, 2015.

(4)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(5)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(6)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(7)	Represents number of dilutive shares calculated under the treasury method for the unvested, non-participating RSUs that have a remaining service requirement.
(8)	Excludes 3.7 million unvested Partnership Units as of September 30, 2018 that have yet to satisfy certain market conditions.
(9)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
N/M	Not meaningful.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.